UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2008

(Date of Report)

June 16, 2008

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 16, 2008, International Paper Company (the “Company”), entered into a $3 billion Credit Agreement among the Company, the Lenders party thereto (the “Lenders”), the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent (the “Credit Agreement”). Under the terms of the Credit Agreement the Lenders have agreed to make loans to the Company on the Closing Date (as defined in the Credit Agreement) in the form of (i) Tranche A Loans in an aggregate principal amount not to exceed $2.5 billion (the “Tranche A Loans”) and (ii) Tranche X Loans in an aggregate principal amount not to exceed $500 million (the “Tranche X Loans” and collectively with the Tranche A Loans, the “Loans”). The Company intends to use the proceeds of the Loans to pay a portion of the purchase price under its Purchase Agreement, dated as of March 15, 2008 with Weyerhaeuser Company (the “Seller”) to purchase the assets of Seller’s Containerboard, Packaging and Recycling business (the “Packaging Acquisition”).

The maturity date for the Tranche A Loans is the five-year anniversary of the Closing Date (as defined in the Credit Agreement). Principal payments will be made quarterly throughout the term of the Tranche A Loans with 45% of the original aggregate principal amount of the Tranche A Loans due on the maturity date.

The maturity date for the Tranche X Loans is the date which is one-year after the Closing Date and, under certain circumstances, this maturity date may be extended for an additional six (6) months. The entire outstanding principal amount of the Tranche X Loans will be paid on the maturity date of the Tranche X Loans.

Borrowings under the Credit Agreement bear interest at a rate equal to, at the option of the Company, (i) the alternative base rate (defined as the greater of the rate announced publicly by JPMorgan in New York, NY as JPMorgan’s prime rate or the federal funds rate plus 0.50%), or (ii) LIBOR; in either case plus a margin to be determined by reference to the long-term credit rating of the Company issued by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). The interest rate on the Tranche X Loans shall increase by 0.25% following the date that is six (6) months following the Closing Date, and shall increase by an additional 0.50% following the first anniversary of the Closing Date. In addition, the Company will pay a ticking fee to Lenders of Tranche A Loans accruing from June 20, 2008 to the earlier of the Closing Date or the date the commitments under the Credit Agreement otherwise expire or terminate, at a rate to be determined by reference to the long-term credit rating of the Company issued by S&P and Moody’s on the Closing Date after giving effect to the Packaging Acquisition.

The Credit Agreement contains certain negative covenants (including a prohibition on fundamental changes of the Company and a limitation on liens), financial covenants (including a covenant not to permit at any time the ratio of Total Debt to Total Capital to exceed 0.60 to 1, and a covenant not to permit at any time the Consolidated Net Worth (as such terms are defined in the Credit Agreement) to be less than $9 billion), affirmative covenants and events of default that are substantially similar to those contained in the Company’s $1.5 billion 5-Year Credit Agreement, dated as of March 31, 2006, among the Company, the Lenders party thereto and JPMorgan. In addition, certain of the Company’s subsidiaries have agreed to provide unconditional guarantees of the Company’s monetary obligations under the Credit Agreement and the Company must prepay the Tranche X Loans with the net proceeds of any asset sales, and debt or equity issuances, subject to certain exceptions and exclusions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement, dated as of June 16, 2008, by and among the Company, the Lenders a party thereto, the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura Abeln Smith
	Name:	Maura Abeln Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: June 20, 2008

Exhibit Index

Exhibit 10.1	Credit Agreement, dated as of June 16, 2008, by and among the Company, the Lenders a party thereto, the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.